UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Proxy Statement.

☑	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.
PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On October 29, 2010, Phoenix Technologies, Ltd. issued a press release in the form below.
Phoenix Receives Proposal from the Gores Group
to Acquire the Company for $4.20 per Share in Cash
MILPITAS, Calif., Oct. 29, 2010 — Phoenix Technologies Ltd. (Nasdaq: PTEC), the global leader in core systems software (CSS), today announced it has received an unsolicited proposal from the Gores Group to acquire all outstanding shares of Phoenix common stock for $4.20 per share in cash, or approximately $152 million in total consideration. The non-binding proposal is subject to satisfactory completion of confirmatory due diligence by Gores and the finalization of definitive agreements.
As previously announced, the Gores Group had submitted earlier this month a definitive acquisition proposal to acquire the outstanding equity of Phoenix for $4.05 per share. Marlin Equity Partners, which had entered into a definitive merger agreement with the Company on August 17, 2010, subsequently matched Gores’ offered price and the definitive merger agreement with Marlin was amended to reflect the new $4.05 per share price, or approximately $146 million in total consideration. The consideration under the original Marlin merger agreement was $3.85 per share in cash, or approximately $139 million in total consideration.
The Company is continuing to comply with its obligations under the Marlin merger agreement, as amended, which remains in effect. There is no assurance that the latest proposal from Gores will not be withdrawn, or will result in a definitive offer that is acceptable to the board of directors of Phoenix, or that definitive agreements will be executed. As previously announced, the Phoenix board has approved the Marlin merger agreement and the recent amendment to the agreement, and recommends that the stockholders of the Company adopt the Marlin merger agreement, as amended, and approve the contemplated merger, and the Phoenix board continues to support this recommendation.
About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (Nasdaq: PTEC), the leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products — Phoenix SecureCore Tiano™ and Embedded BIOS® — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 200 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.
Phoenix, Phoenix Technologies, Phoenix SecureCore Tiano, Embedded BIOS and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.
Forward-Looking Statements
This press release contains certain forward-looking statements about Phoenix that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the outcome of the indication of interest in the acquisition proposal; the occurrence of any event, change or other circumstances that could give rise to the termination of the Marlin merger agreement; the outcome of any legal proceedings that have or may be instituted against Phoenix; the risk that the proposed transaction disrupts current plans and operations; and other risks that are set forth in the “Risk Factors” and other sections of the Company’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the merger are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed transaction with Marlin and the special meeting of Phoenix stockholders to approve the transaction, Phoenix filed a definitive proxy statement with the Securities and Exchange Commission on September 22, 2010 and a supplement to the definitive proxy statement on October 26, 2010 (as supplemented, the “Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.

Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation are included in the Proxy Statement. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Contacts:
Phoenix Technologies Ltd.
Robert Andersen
Chief Financial Officer
Tel: 408-570-1000